Exhibit 10.2

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this "Agreement") is made on August 5, 2020 (the "Effective Date"), by and among Viad Corp, a Delaware corporation (the "Company"), Crestview IV VC TE Holdings, LLC, a Delaware limited liability company ("Crestview VC TE"), Crestview IV VC Holdings, L.P., a Delaware limited partnership ("Crestview VC Holdings"), and Crestview IV VC CI Holdings, L.P., a Delaware limited partnership ("Crestview VC CI" and, together with Crestview VC TE and Crestview VC Holdings, the "Stockholders" and each, a "Stockholder"), and, with respect to the relevant operative provisions of Sections 2.02, 3.03 and 3.04, Crestview Partners IV (TE), L.P. and Crestview Partners IV Co-Investors, L.P. Terms used but not otherwise defined herein shall have the meaning set forth in that certain Investment Agreement, dated as of the date hereof, by and among the Stockholders and the Company (as amended, restated or otherwise modified from time to time and together with all exhibits, schedules, and other attachments thereto, the "Investment Agreement").

RECITALS

WHEREAS, the Company and the Stockholders are parties to the Investment Agreement, pursuant to which, and subject to the terms and conditions contained therein, the Company is selling, and the Stockholders are purchasing, on the First Closing Date, an aggregate amount of 135,000 shares of Preferred Stock and at one or more Subsequent Closings, if any, up to an aggregate additional 45,000 shares of Preferred Stock;

WHEREAS, the Company and the Stockholders desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to, among other things, (a) actions that may or may not be undertaken in respect of the shares of Preferred Stock and Common Stock Beneficially Owned by the Stockholder Parties, (b) the governance of the Company and (c) other related matters with respect to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

"Additional Growth Capital" has the meaning set forth in Section 3.06.

"Affiliate" means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person; provided that (i) the Company and any Person controlled by the Company shall not be considered to be an Affiliate of a Stockholder for any purpose under this Agreement and (ii) portfolio companies in which a Stockholder or any of its Affiliates has an investment shall not be deemed an Affiliate of a Stockholder for any purpose under this Agreement except if and to the extent Confidential Information has been furnished to such portfolio company by such Stockholder or its Affiliates.

"Agreement" has the meaning set forth in the Preamble.

"Beneficial Owner" (including its correlative meanings, "Beneficial Owner," "Beneficial Ownership" and "Beneficially Owned") has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of "Beneficial Ownership" of a Person shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question that are held by such Person, irrespective of any vesting period of any such security.

"Board" means the board of directors of the Company.

"Bylaws" means the Bylaws of the Company as amended from time to time in accordance with this Agreement.

"Company" has the meaning set forth in the Preamble.

"Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlled by" and "under common Control with" shall have correlative meanings.

"Effective Date" has the meaning set forth in the Preamble.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

"Initial Share Ownership" means, as of any applicable date hereunder, the total number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock issued by the Company to the Stockholders in the aggregate at the First Closing; provided, that such total number of shares shall be adjusted as necessary to give effect to any subdivision, consolidation, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of such shares, or a stock dividend or dividend payable in any other securities with respect to such shares.

"Investment Agreement" has the meaning set forth in the Preamble.

"Person" means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

"Proceeding" has the meaning set forth in Section 5.07.

"Securities Act" shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

"Securities Exchange" means the New York Stock Exchange or any other national securities exchange on which the Common Stock is then listed.

"Selected Courts" has the meaning set forth in Section 5.07.

"Specified Funds" has the meaning set forth in Section 3.03.

"Stockholder" has the meaning set forth in the Preamble.

"Stockholder Designated Directors" has the meaning set forth in Section 2.02(a).

"Stockholder Parties" means the Stockholders, their respective Affiliates and their respective Permitted Transferees to whom shares of Common Stock or Preferred Stock are Transferred by the Stockholders (or their respective Permitted Transferees) in accordance with the terms, conditions and provisions of this Agreement and the Investment Agreement.

"Sunset Date" means the date the Total Share Ownership of the Stockholder Parties is less than 33% of the Initial Share Ownership.

"Total Share Ownership" means, as of any applicable date hereunder, and with respect to any Person, the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock) both (i) Beneficially Owned by such Person and (ii) in which such Person has a pecuniary interest.

Section 1.02 Other Definitional and Interpretive Provisions. The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in the singular or to "him," "her," "it," "itself" or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be. References to the Preamble, Recitals, Articles and Sections shall refer to the Preamble, Recitals, Articles and Sections of this Agreement, unless otherwise specified. The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to "include," "includes" and "including" in this Agreement shall be deemed to be followed by the words "without limitation," whether or not so specified. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted.

ARTICLE II

BOARD RIGHTS

Section 2.01 Number of Directors. Upon the First Closing, if the number of members constituting the Board is other than nine, the Company shall cause the Board to be reconstituted such that the number of members constituting the Board as of immediately after the First Closing shall be nine. Except as required by applicable law or the listing standards of the Securities Exchange, from and after the Effective Date until the Sunset Date, the Company shall not, without the prior written consent of the Stockholders, take any action to increase the number of directors on the Board to more than nine directors.

Section 2.02 Board Designees.

(a)Subject to the terms and conditions of this Agreement and in accordance with the Certificate of Incorporation and the Certificate of Designations, from and after the Effective Date until the Sunset Date, at every meeting of the Board, or a committee thereof, at which directors of the Company are appointed by the Board or are nominated to stand for election by stockholders of the Company, the Stockholders shall have the right to designate for appointment or election to the Board (any such member of the Board designated by the Stockholders, a "Stockholder Designated Director"):

(i)two designees for so long as the Total Share Ownership of the Stockholder Parties is equal to or greater than 67% of the Initial Share Ownership; and

(ii)one designee for so long as the Total Share Ownership of the Stockholder Parties is (A) less than 67% of the Initial Share Ownership but (B) equal to or greater than 33% of the Initial Share Ownership.

The initial Stockholder Designated Directors as of the Effective Date are Brian Cassidy and Kevin Rabbitt (the "Initial Stockholder Designated Directors"). The Stockholders shall only designate a person to be a Stockholder Designated Director (i) who the Stockholders believe in good faith has the requisite skill and experience to serve as a director of a publicly-traded company and (ii) who is not prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the Securities Exchange or applicable Law and (iii) with respect to which no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Exchange Act has occurred. Notwithstanding anything to the contrary in this Section 2.02, the parties hereto agree that the Board shall retain the right to object to the nomination, election or appointment of any Stockholder Designated Director for service on the Board or any committee of the Board if the Board determines in good faith, after consultation with its outside legal counsel, that such Stockholder Designated Director fails to meet the criteria set forth above. In the event that the Board objects to the nomination, election or appointment of any Stockholder Designated Director to the Board pursuant to the terms of this Section 2.02, and such Stockholder Designated Director in fact fails to meet the criteria set forth above, the Board shall nominate or appoint, as applicable, another individual designated by the Stockholders that meets the criteria set forth in this Section

2.02. For the avoidance of doubt, the Board has previously determined that, as of the date of this Agreement, the Initial Stockholder Designated Directors meet the criteria set forth in this Section 2.02.

(b)Subject to Section 2.02(d), the Company and the Board shall take all actions (to the extent such actions are permitted by applicable Law) to cause the Initial Stockholder Designated Directors to be appointed to the Board as promptly as reasonably practicable following the First Closing in accordance with the Certificate of Designations.

(c)Subject to Section 2.02(d) and until the Sunset Date, the Company shall take all actions (to the extent such actions are permitted by applicable Law) to (i) include each Stockholder Designated Director in the slate of director nominees for election by the Company's stockholders and (ii) include each Stockholder Designated Director in the proxy statement prepared by the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of members of the Board. The Board shall recommend that the holders of Preferred Stock and Common Stock entitled to vote for directors, as applicable, vote in favor of any such Stockholder Designated Directors' election and shall support the Stockholder Designated Directors in the same manner in which the Board and the Company supports other director nominees, unless the Board determines in good faith, after consultation with outside counsel, that such recommendation and support would be inconsistent with the Board's fiduciary duty under applicable Law. Without the prior written consent of the Stockholders, so long as the Stockholders are entitled to designate any Stockholder Designated Director for election to the Board in accordance with this Section 2.02, the Board shall not remove any Stockholder Designated Director from his or her directorship (except as required by Law or otherwise provided by the terms, conditions and provisions of this Agreement).

(d)The Company's obligations pursuant to Sections 2.02(b) and 2.02(c) shall be subject to each Stockholder Designated Director providing (i) any information that is required to be disclosed in any filing or report under the listing standards of the Securities Exchange and applicable Law, (ii) any information that is required in connection with determining the independence status of the Stockholder Designated Directors under the listing standards of the Securities Exchange and applicable Law, and (iii) any information reasonably requested by the Company to otherwise fulfill its obligations under Sections 2.02(b) and 2.02(c) and (iii) if required by applicable Law, such individual's written consent to being named in a proxy statement as a nominee and to serving as director if elected.

(e)If a Stockholder Designated Director is not appointed, nominated or elected to the Board because of such person's death, disability, disqualification, withdrawal as a nominee or for any other reason, (i) the Stockholders shall be entitled to designate another designee following the failure of such Stockholder Designated Director to be appointed, nominated or elected to the Board and (ii) the director position for which the original Stockholder Designated Director was nominated, appointed or elected shall remain vacant until another Stockholder Designated Director nominee designated by the Stockholders pursuant to clause (i) of this Section 2.02(e) is appointed or elected to such position.

(f)Subject to Section 2.02(g), if a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Stockholder Designated Director or for any other reason, the Stockholders shall be entitled to designate such person's successor, and the Board shall promptly fill the vacancy with such successor as directed by the Stockholders, it being understood that any such successor designee shall serve the remainder of the term of the Stockholder Designated Director whom such designee replaces in accordance with the Certificate of Incorporation.

(g)Notwithstanding anything to the contrary in this Agreement, if the Total Share Ownership of the Stockholder Parties falls below any percentage threshold set forth in Section 2.02(a)(i) or Section 2.02(a)(ii) above, the Stockholders shall promptly notify the Company and, if requested by the Board, cause one or more, as applicable, of the Stockholder Designated Directors to resign from the Board and any committees thereof on which such Stockholder Designated Directors serve, as applicable, such that the remaining number of Stockholder Designated Directors on the Board or such committees, as applicable, does not exceed the number that the Stockholders are then entitled to designate for nomination or appointment pursuant to the terms and conditions of Section 2.02(a)(i) or Section 2.02(a)(ii) above, and the number of directors that the Stockholders shall be entitled to designate for nomination shall forever be reduced to such number of Stockholder Designated Directors serving on the Board immediately after such resignation(s) (even if the Stockholder Parties shall subsequently acquire additional shares of Common Stock or Preferred Stock). In addition, the Stockholders shall cause any Stockholder Designated Directors to resign from the Board and any committees thereof if any such Stockholder Designated Director, as determined by the Board in good faith after consultation with outside legal counsel, is (i) prohibited or disqualified from serving as a director of the Company or a member of any such committees under any rule or regulation of the SEC, the Securities Exchange or by applicable Law or (ii) in violation of the Company's then-current Code of Ethics (it being understood and agreed that in the event such Code of Ethics conflicts with any provision hereof, the terms of this Agreement shall prevail) provided, however, that, subject to the limitations set forth in this Section 2.02, the Stockholders shall have the right to replace such resigning Stockholder Designated Directors with new Stockholder Designated Directors, such newly named Stockholder Designated Directors to be appointed promptly to the Board in place of the resigning Stockholder Designated Directors in the manner set forth in the Company's Certificate of Incorporation and the Certificate of Designations for filling vacancies on the Board. Nothing in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Stockholder Designated Director, whether during or after such person's service on the Board.

(h)Notwithstanding anything to the contrary in this Section 2.02, nothing shall prevent the Board from acting in good faith in accordance with their respective fiduciary duties or applicable Law or Securities Exchange requirements based on advice of outside counsel.

(i)During any period that the Stockholders have the right to designate two Stockholder Designated Directors for appointment or election to the Board, Crestview Partners IV (TE), L.P. shall have the right to designate one of the two Stockholder Designated Directors and Crestview Partners IV Co-Investors, L.P. shall have the right to designate one of the two Stockholder Designated Directors. During any period that the Stockholders have the right to designate one Stockholder Designated Director for appointment or election to the Board (i)

Crestview Partners IV (TE), L.P. shall have the right to designate such Stockholder Designated Director and (ii) (A) and Crestview Partners IV Co-Investors, L.P. will have the right to appoint one representative to attend each meeting of the Board as a non-voting observer, whether such meeting is conducted in person or by teleconference or video conference, (B) such representative will have the right to present matters for the Board's consideration and to speak on matters presented by others and (C) the Company will provide to such representative all communications and materials that are provided by the Company or the Company's consultants to the members of the Board generally, at the same time and in the same manner that such communications and materials are provided to such other Board members, including all notices, Board packages, reports, presentations, minutes and consents (the "Board Materials"); provided, however that if the Company reasonably determines that the exclusion of the Board Observer from any portion of a meeting of the Board or omission of any portion of the Board Materials is necessary to preserve the Company's attorney-client privilege (such determination to be based on the advice of counsel to the Company), then the Company will have the right to exclude the Board Observer from such portions of meetings of the Board or the committees thereof in which such information is discussed, and omit to provide the Board Observer with such information.

Section 2.03 Compensation; Reimbursement of Expenses.

(a)The parties hereto agree that each Stockholder Designated Director shall be entitled to, unless waived by such Stockholder Designated Director, cash or equity compensation from the Company in connection with his or her service as a director of the Board to the same extent as the Company provides cash or equity compensation to the other non-executive members of the Board; provided, that each Stockholder Designated Director has the right to assign such compensation to any Stockholder (or their respective Affiliates) as such Stockholder Designated Director is acting in such capacity as the agent of the Stockholders.

(b)The Company shall reimburse each Stockholder Designated Director for all reasonable and documented out-of-pocket expenses properly incurred in connection with such Stockholder Designated Director's participation in the meetings of the Board or any committee of the Board and all functions and duties as a member of the Board, including all reasonable and documented travel, lodging and meal expenses, in each case to the same extent as the Company reimburses the other non-executive members of the Board for such expenses.

Section 2.04 Indemnification, Exculpation and Insurance. The Company shall maintain in effect at all times directors' and officers' indemnity insurance covering the Stockholder Designated Directors, and shall advance any related expenses, in each case, to the same extent and on substantially the same terms as any directors' and officers' indemnity insurance maintained by the Company with respect to the other non-executive members of the Board. Any such directors' and officers' indemnity insurance shall be primary to any insurance coverage for any of the Stockholder Designated Directors maintained by the Stockholders. Except as otherwise provided in the Certificate of Incorporation or the Bylaws, the Stockholders acknowledge that each Stockholder Designated Director will be subject to all applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company, each as approved by the Board from time to time to the extent such policies and guidelines are applicable to all non-executive directors; provided that no such policies or guidelines shall restrict any Transfer of securities by the Stockholder Parties or their Affiliates (other than with respect to any

Stockholder Designated Director solely in his or her individual capacity) except as provided in this Agreement, the Investment Agreement and the Registration Rights Agreement, impose confidentiality obligations on the Stockholder Designated Director other than those specified in Section 3.04 or as mandatorily applicable under applicable Law or impose any personal stock ownership requirement for any Stockholder Designated Director.

ARTICLE III

STOCKHOLDER AND COMPANY COVENANTS

Section 3.01 Standstill. From the date hereof until the later of (x) three years from the date hereof and (y) the Sunset Date, except as otherwise expressly contemplated or permitted by this Agreement, the Investment Agreement or the Certificate of Designations, each Stockholder will not and will cause the other Stockholder Parties not to, directly or indirectly:

a.acquire, offer to acquire or agree to acquire (or seek or propose to acquire), by purchase or otherwise, Beneficial Ownership of any shares of Common Stock or other Equity Interests of the Company (provided, that the foregoing shall not restrict (i) any acquisition of shares of Common Stock of the Company resulting from a conversion by any Stockholder of shares of Preferred Stock acquired pursuant to the Investment Agreement, (ii) one or more acquisitions of shares of Common Stock or other Equity Interests of the Company from and after the date of this Agreement not to exceed 2,500,000 shares of Common Stock in the aggregate (including Common Stock issuable upon conversion or exercise of such other Equity Interests of the Company) (as such number may be adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), (iii) any acquisition of Common Stock, Preferred Stock or other Equity Interests of the Company in connection with Subsequent Closings or otherwise pursuant to the Investment Agreement or the Certificate of Designations, (iv) any acquisition of New Securities in accordance with Section 3.05 of this Agreement, or (v) any acquisition of shares of Common Stock or other Equity Interests of the Company, on a pro rata basis, resulting from any stock split, stock dividend or distribution, subdivision, reorganization, reclassification, rights offering or similar pro rata capital transaction involving Equity Interests of the Company);

b.effect or seek to effect, offer or propose to effect, cause or participate in, as an acquirer, or in any way assist or facilitate any other Person to effect or seek, offer or propose to effect or participate in, as an acquirer, any acquisition by such Person of, by merger, amalgamation, recapitalization, reorganization, business combination, tender or exchange offer or other extraordinary transaction, a significant portion of the Common Stock or other Equity Interests of the Company or the assets of the Company and its Subsidiaries, in each case, taken as a whole (each, an "Extraordinary Transaction") (provided that the foregoing shall not restrict any of the Stockholder Parties from effecting, causing, proposing or participating in any of the transactions set forth in clauses (i) through (v) of Section 3.01(a)) or make any public announcement with respect to such Extraordinary Transaction;

c.make or in any way participate in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the SEC), or knowingly seek to advise or influence any Person with respect to the voting of any shares of Common Stock (other than in each case (x) the Stockholder Parties, (y) in accordance with and consistent with the recommendation of the Board or (z) with respect to the election of the Stockholder Designated Directors (in accordance with Section 2.02 and/or the Certificate of Designations));

d.call, or seek to call, a general meeting of the stockholders of the Company or initiate any shareholder proposal, or initiate or propose any action by written consent, in each case, for action by the stockholders of the Company (other than in each case with respect to the election of the Stockholder Designated Directors (in accordance with Section 2.02 and/or the Certificate of Designations));

e.form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act, for the purpose of voting, acquiring, holding, or disposing of, any Equity Interests of the Company, other than a group consisting solely of the Stockholder Parties;

f.seek to control or influence the management of the Company or any of its Subsidiaries, the Board, or the policies of the Company or any of its Subsidiaries;

g.nominate candidates for election to the Board or otherwise seek representation on the Board (except as expressly set forth in this Agreement and/or the Certificate of Designations) or seek the removal of any member of the Board (except for a Stockholder Designated Director, if applicable);

h.engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or "swap" transaction) with respect to any security (other than a broad based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Securities of the Company;

i.enter into any agreement, arrangement or understandings with another Person (excluding the Stockholder Parties) with respect to the foregoing;

j.disclose any intention, plan or arrangement of the Stockholder Parties inconsistent with the foregoing or taking any action that would reasonably be expected to require the Stockholder Parties or the Company to make a public announcement regarding any of the matters set forth in Sections 3.01(a)-(i);

k.knowingly advise, assist, encourage or direct any Person to advise, assist or encourage any other Persons in connection with types of matters set forth in Sections 3.01(a)-(j);

l.request that the Company or any of its Subsidiaries, directly or indirectly, amend or waive any provision of this Section 3.01; or

m.contest the validity or enforceability of any provision contained in this Section 3.01.

Notwithstanding anything to the contrary in this Section 3.01, (x) the Stockholders shall not be prohibited or restricted from initiating and engaging in private discussions with, or making and submitting, confidential proposals to, the Board, the Company and the Company's directors, officers or advisors, so long as any such actions would not reasonably be expected to require the

Stockholder Parties or the Company to make a public announcement with respect thereto; and (y) nothing in this Section 3.01 shall be deemed to limit (i) the exercise by the Stockholder Designated Directors of their duties or otherwise acting in their capacity as directors of the Company; (ii) the Stockholder Parties' ability to participate in rights offerings made by the Company to all holders of its Common Stock, or receive any dividends or similar distributions with respect to any securities of the Company held by the Stockholder Parties; (iii) the Stockholder Parties' ability to tender shares of Common Stock or Preferred Stock into any tender or exchange offer not otherwise in violation of this Section 3.01; or (iv) any adjustment to the Conversion Price pursuant to the Certificate of Designations or otherwise limit the Stockholder Parties' exercise of rights associated with the Common Stock or Preferred Stock that are not explicitly restricted by this Section 3.01.

Section 3.02 Voting Agreement. Upon expiration or termination of the waiting period under the HSR Act and receipt of requisite approval under the Canadian Competition Act and to the extent permitted by applicable Law and the rules of the Securities Exchange:

a.until the Sunset Date, subject to the rights of the Stockholders to designate Stockholder Designated Directors pursuant to Section 2.02 and except as otherwise provided in Section 3.02(c) below, each Stockholder shall, and shall (to the extent necessary to comply with this Section 3.02) cause the other Stockholder Parties to, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, take such action as may be reasonably required so that all of the Equity Interests Beneficially Owned by the Stockholder Parties, including any shares of Preferred Stock, shares of Common Stock issued upon conversion of such Preferred Stock, and other shares of Common Stock owned, directly or indirectly, of record or beneficially by the Stockholder Parties and entitled to vote at such meeting of stockholders are voted (i) in favor of each director nominated or recommended by the Board for election at any such meeting, and against the removal of any director who has been elected following nomination or recommendation by the Board and (ii) against any shareholder nomination for director that is not recommended by the Board;

b.each Stockholder shall, and shall cause the other Stockholder Parties to, at the Stockholder Meeting and at every postponement or adjournment thereof, take such action as may be reasonably required so that all of the Equity Interests Beneficially Owned by the Stockholder Parties, including any shares of Preferred Stock, shares of Common Stock issued upon conversion of such Preferred Stock, and other shares of Common Stock owned, directly or indirectly, of record or beneficially by the Stockholder Parties, are voted "for" the Stockholder Approval;

c.for each matter that is submitted to a vote of the stockholders of the Company (including, for the avoidance of doubt, with respect to the election of directors), if the shares of Common Stock (on an as-converted basis, including shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock) owned, directly or indirectly, of record or beneficially by the Stockholder Parties in the aggregate (the "Stockholder Voting Stock") represent greater than thirty four and nine-tenths percent (34.9%) of the total voting power of the then-outstanding shares of Common Stock (treating the Common Stock issuable upon conversion of all outstanding shares of Preferred Stock as outstanding for this purpose) of the Company (the portion of such Stockholder Voting Stock in excess of such thirty four and nine-tenths percent (34.9%) threshold, the "Excess Stockholder Shares"), each Stockholder shall, and shall cause the other Stockholder Parties to, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, take such action as may be reasonably required so that the Excess Stockholder Shares (which shall first be deemed to be comprised of solely Common Stock Beneficially Owned by the Stockholder Parties and then, if and to the extent necessary, be deemed to include Preferred Stock Beneficially Owned (on an as-converted basis in accordance with Section 9(c) of the Certificate of Designations) by the Stockholder Parties) are voted in the same proportion that the Common Stock not Beneficially Owned by the Stockholder Parties is voted for or against, or abstains with respect to, such matter; and

d.in furtherance of the foregoing, each Stockholder shall, and shall (to the extent necessary to comply with this Section 3.02) cause the other Stockholder Parties to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all of the Equity Interests Beneficially Owned by the Stockholder Parties, including any shares of Preferred Stock, shares of Common Stock issued upon conversion of such Preferred Stock, and other shares of Common Stock owned, directly or indirectly, of record or beneficially by Stockholder Parties, may be counted for the purposes of determining the presence of a quorum and voted in accordance with this Section 3.02 at such meetings (including at any adjournments or postponements thereof).

Section 3.03 Information Rights. From the date hereof until the Sunset Date, in order to facilitate (i) the Stockholders' compliance with legal and regulatory requirements applicable to the Beneficial Ownership by the Stockholder Parties of Equity Interests of the Company and (ii) Stockholders' oversight of their investment in the Company, the Company agrees to provide each Stockholder and each of Crestview Partners IV (TE), L.P. and Crestview Partners IV Co-Investors, L.P. (the "Specified Funds") with the following:

a.quarterly financial statements as soon as reasonably practicable after they become available but no later than the later of (i) forty-five days after the end of each of the first three quarters of each fiscal year of the Company and (ii) the applicable filing deadlines under SEC rules; provided that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC;

b.audited (by a nationally recognized accounting firm) annual financial statements as soon as reasonably practicable after they become available but no later than the later of (i) ninety days after the end of each fiscal year of the Company and (ii) the applicable filing deadline under SEC rules; provided that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC; and

c.reasonable access, to the extent reasonably requested by a Stockholder or a Specified Fund (as the case may be), to the offices and the properties of the Company and its Subsidiaries, including its and their books and records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as may reasonably be requested; provided that any investigation pursuant to this Section 3.03(c) shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries;

provided, that the Company shall not be obligated to provide such access or materials if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to

(i)result in the disclosure of trade secrets or competitively sensitive information to third parties,

(ii)violate applicable Law or any contractual or other obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges), or (iv) expose the Company to risk of liability for disclosure of personal information; provided, further, that the parties hereto shall use their commercially reasonable efforts to disclose such information in a manner that would not violate the foregoing. In addition, notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries will be required to provide any information or material that relate to, contain or reflect any analyses, studies, notes, memoranda and other information related to or prepared in connection with any Transaction Document or the transactions contemplated by the Investment Agreement or any matters relating thereto or any transactions with or matters relating to the Stockholders.

Section 3.04 Confidentiality. Each Stockholder and each of the Specified Funds will, and will direct their respective representatives who actually receive Confidential Information to, and each Stockholder will cause the other Stockholder Parties and will direct the representatives of such other Stockholder Parties to (collectively, the "Recipients"), keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to any Recipient by or on behalf of the Company or any of its representatives pursuant to this Agreement, including any such information provided pursuant to Section 3.03 of this Agreement ("Confidential Information") and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Recipient's direct or indirect investment in the Company made pursuant to this Agreement; provided that Confidential Information will not include information that (a) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by the Recipient, (b) was or becomes available to the Recipient from a source other than the Company or its representatives; provided that such source is reasonably believed by the Stockholder Parties or their respective representatives not to be subject to an obligation of confidentiality (whether by agreement or otherwise), (c) at the time of disclosure is already in the possession of a Recipient on a non-confidential basis or (d) was independently developed by the Recipient without reference to, incorporation of, or other use of any Confidential Information. Notwithstanding the foregoing, the Recipient may disclose Confidential Information (i) to their respective attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with their investment in the Company, (ii) to any prospective purchaser of shares of Common Stock or Preferred Stock from such Recipient, or prospective financing sources, in each case, as long as such prospective purchaser or financing source, as applicable, agrees to be bound by similar confidentiality or non-disclosure terms as are contained in this Agreement, (iii) to the directors, officers, employees, consultants, and other representatives of the Stockholder Parties, in each case in the ordinary course of business and to the extent necessary for the purposes of monitoring, administering or managing the Recipient's direct or indirect investment in the Company made pursuant to this Agreement (provided that the recipients are directed to abide by the confidentiality and non-disclosure obligations contained herein and to use the Confidential Information only in furtherance of the purpose permitted herein),

(iv)as may be reasonably determined by the Stockholder Parties to be necessary in connection with enforcement of rights in connection with this Agreement or the investment in the Company or (v) as may otherwise be required by Law or legal, judicial or regulatory process; provided, that (x)any breach of the confidentiality and use terms herein by any Person to whom Recipient may disclose Confidential Information pursuant to the foregoing clauses (i), (ii) or (iii) shall be attributable to Recipient for purposes of determining the compliance with this Section 3.04 by each Stockholder and each of the Specified Funds, except such Persons who have entered into a separate confidentiality or non-disclosure agreement or obligation with the Company and (y) each Stockholder and each of the Specified Funds take commercially reasonable steps (at the Company's expense) to minimize the extent of any required disclosure described in clause (v) of the preceding proviso. The Company agrees, on behalf of itself, its Subsidiaries and their respective Affiliates, that this Section 3.04 shall not be deemed to restrict a Recipient's use of general knowledge and understanding of the Company's business to the extent such general knowledge and understanding is retained without further use of or reference to Confidential Information and is practically impossible to separate from Recipient's other knowledge in connection with any purchase, sale, consideration of, and decisions related to other investments and serving on the boards of such investments. Without further action by any party thereto or hereto, the Confidentiality Agreement, dated June 5, 2020, by and between the Company and an Affiliate of the Stockholders (the "Confidentiality Agreement") shall be terminated as of the First Closing and shall be of no further force or effect, provided, that all Evaluation Material and Discussion Information (each as defined in the Confidentiality Agreement) provided to the Stockholders under the Confidentiality Agreement shall be deemed to be Confidential Information for purposes of this Agreement and is subject to the terms of this Section 3.04.

Section 3.05 Preemptive Rights.

a.From and after the First Closing and for so long as the Total Share Ownership of the Stockholder Parties is equal to or greater than 50% of the Initial Share Ownership, if the Company makes any public or non-public offering of any Equity Interests of the Company, including, for the purposes of this Section 3.05, warrants, options or other such rights (any such security, a "New Security") (other than (1) issuances of New Securities as compensation to directors, officers, employees, consultants or other agents or service providers of the Company,

(2)issuances of New Securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement, (3) issuances of New Securities made as consideration for any acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company of equity in, or assets of, another Person, business unit, division or business, (4) issuances of New Securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event in which holders of the same class of securities participate on a pro rata basis, (5) issuances of New Securities in connection with a bona fide strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its Subsidiaries (other than (x) any such strategic partnership or commercial arrangement with a private equity firm or similar financial institution or (y) an issuance the primary purpose of which is the provision of financing through issuance of equity or debt that by its terms are convertible or exchangeable into equity), (6) issuances of shares of Common Stock pursuant to the conversion, exercise or exchange of Preferred Stock issued to the Stockholders, (7) if a Triggering

Event (as defined in the Rights Agreement) shall occur, issuances of New Securities pursuant to the exercise or exchange of the rights issued under and in accordance with the Rights Agreement, (8)issuance of New Securities in connection with any bona fide debt financing from a financial institution or other equipment or real property loan or leasing arrangement (other than any issuance of debt securities that by their terms are convertible or exchangeable into Equity Interests of the Company), and (9) issuances of New Securities to the Stockholders pursuant to the Investment Agreement at a Subsequent Closing), then the Stockholder Parties (or their designated Affiliates) shall be afforded the opportunity to acquire from the Company such Stockholder's Preemptive Rights Portion of such New Securities for the same price and on the same terms as that offered to the other purchasers of such New Securities.

b.Notwithstanding anything set forth herein, the Stockholders shall not be entitled to acquire any New Securities pursuant to this Section 3.05 to the extent the issuance of such New Securities to any Stockholder Party would require approval of the stockholders of the Company as a result of any Stockholder Party's status, if applicable, as an Affiliate of the Company, or pursuant to the applicable rules and listing standards of the Securities Exchange, in which case the Company may consummate the proposed issuance of New Securities to other Persons prior to obtaining approval of the stockholders of the Company. If any Stockholder Party is not entitled to acquire any New Securities pursuant to this Section 3.05 as a result of the foregoing stockholder approval requirements, the Company shall, upon such Stockholder Party's reasonable request delivered to the Company in writing within three business days following its receipt of the written notice of such issuance to the Stockholder Parties pursuant to Section 3.05(d), at such Stockholder Party's election, (i) waive the restrictions set forth in Section 3.01 solely to the extent necessary to permit such Stockholder Party to acquire such number of New Securities equivalent to its Preemptive Rights Portion of such issuance such Stockholder Party would have been entitled to purchase had it been entitled to acquire such New Securities pursuant to this Section 3.05; (ii) consider and discuss in good faith modifications proposed by such Stockholder Party to the terms and conditions of such portion of the New Securities which would otherwise be issued to such Stockholder Party such that the Company would not be required to obtain stockholder approval in respect of the issuance of such New Securities as so modified; and/or (iii) use reasonable best efforts to seek stockholder approval in respect of the issuance of any New Securities to such Stockholder Party. The Company acknowledges and agrees that upon receipt of the Stockholder Approval, no limitation set forth in this Section 3.05(b) shall apply to any issuance of New Securities to any Stockholder Party for a period of five (5) years thereafter.

c.Subject to Sections 3.05(a) and (b), the amount of New Securities that a Stockholder Party (or its designated Affiliate) shall be entitled to purchase in the aggregate shall be determined by multiplying (1) the total number of such offered shares of New Securities by (2) a fraction, the numerator of which is the number of shares of shares Preferred Stock and/or shares of Common Stock (in the aggregate and on an as converted basis) held by the Stockholder Parties, as of such date, and the denominator of which is the aggregate number of shares of Common Stock (on an as converted basis) outstanding as of such date (the "Preemptive Rights Portion").

d.If the Company proposes to offer New Securities, it shall give the Stockholder Parties written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) at least ten business days prior to such issuance (or, in the case of a registered public offering, at least ten business days prior to the commencement of such registered public offering) (provided, that to the extent the terms of such offering cannot reasonably be provided ten business days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event at least three business days prior to such issuance). The Company may provide such notice to the Stockholder Parties on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, each Stockholder Party shall notify the Company in writing at any time on or prior to the second business day immediately preceding the date of such issuance whether such Stockholder Parties (or their designated Affiliates) will exercise such preemptive rights and as to the amount of New Securities such Stockholder Party (or its designated Affiliate) desires to purchase, up to the maximum amount calculated pursuant to Section 3.05(c). In the case of a registered public offering, each Stockholder Party shall notify the Company in writing at any time prior to the second business day immediately preceding the date of commencement of such registered public offering whether such Stockholder Party (or its designated Affiliate) will exercise such preemptive rights and as to the amount of New Securities such Stockholder Party (or such Affiliate) desires to purchase, up to the maximum amount calculated pursuant to Section 3.05(c). Such notice to the Company, subject to any terms or conditions set forth therein, shall constitute a binding commitment by such Stockholder Party (or such Affiliate) to purchase the amount of New Securities so specified at the price and other terms set forth in the Company's notice to it. Subject to receipt of the requisite notice of such issuance by the Company, the failure of any Stockholder Party to respond prior to the time a response is required pursuant to this Section 3.05(d) shall be deemed to be a waiver of such Stockholder Party's purchase rights under this Section 3.05 only with respect to the offering described in the applicable notice.

e.Each Stockholder Party (or its designated Affiliate) shall purchase the New Securities that it has elected to purchase under this Section 3.05 concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals from any Governmental Entity to consummate such purchase by such Stockholder Party or Affiliate). If the proposed issuance by the Company of securities which gave rise to the exercise by such Stockholder Party of its preemptive rights pursuant to this Section 3.05 shall be terminated or abandoned by the Company without the issuance of any New Securities, then the purchase rights of such Stockholder Party pursuant to this Section 3.05 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by such Stockholder Party (or its Affiliate) in respect thereof shall be promptly refunded in full.

f.In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

Section 3.06 Additional Growth Capital. From the date hereof until the earlier of (x) three years from the date hereof and (y) such date on which any Stockholder Party Transfers any Equity Interests of the Company to any Person that is not an Affiliate of the Stockholder Parties, the Company may request in writing (an "Additional Growth Capital Request") additional capital from the Stockholders in an aggregate amount not to exceed (i) $90,000,000 less (ii) the aggregate amount paid by the Stockholders to the Company in connection with the Subsequent Closings (if any) (such amount, "Additional Growth Capital"). Upon receipt of an Additional Growth Capital Request, the Stockholders shall consider and discuss in good faith with the Company whether and, if so, the terms and conditions on which, the Stockholders and/or their Affiliates would be prepared to invest such Additional Growth Capital in the Company. Notwithstanding anything to the contrary contained in this Agreement, the Investment Agreement or the Certificate of Designations, any funding of Additional Growth Capital shall be subject to the negotiation of definitive documentation on terms and conditions mutually agreed by the Company and the Stockholders and the approval thereof by the investment committee of the Stockholders or their Affiliate, as applicable.

Section 3.07 Corporate Opportunities. Subject to compliance with Section 3.04, the Company, on behalf of itself and its Subsidiaries, to the fullest extent permitted by applicable Law, (a)acknowledges and affirms that the Stockholder Parties and their respective Affiliates, portfolio companies and representatives, including any Stockholder Designated Directors (collectively, the "Stockholder Group"): (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities ("Other Investments"), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its Subsidiaries that may, are or will be competitive with the Company's or any of its Subsidiaries' businesses or that could be suitable for the Company's or any of its Subsidiaries' interests, (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates or any other person with which any of the Company or its Affiliates has or may have a business relationship, (iii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, or serve as officers of, Other Investments, (iv) may develop or become aware of business opportunities for Other Investments; and (v) may or will, as a result of or arising from the matters referenced in this Section 3.07, the nature of the Stockholder Group's businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (a)(i) through (a)(v) (each, a "Renounced Business Opportunity")), (c) acknowledges and affirms that no member of Stockholder Group, including any Stockholder Designated Director, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its Subsidiaries, and any member of the Stockholder Group may pursue a Renounced Business Opportunity and (d) waives any claim against the Stockholder Group and each member thereof in connection with any Renounced Business Opportunity. The Company agrees that in the event that the Stockholder Group or any member thereof acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Stockholder Group and (y) the Company or its Subsidiaries, no member of the Stockholder Group shall have any duty to offer or communicate information regarding such corporate opportunity to the Company or its Subsidiaries. To the fullest extent permitted by applicable Law, the Company hereby waives any claim against the Stockholder Group and each member thereof that such member or the Stockholder Group is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of the fact that the Stockholder Group or such member of the Stockholder Group (A)pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Company. Notwithstanding anything to the contrary in the foregoing, the Company does not renounce its interest in, and the foregoing acknowledgements, consents and waivers shall not apply to, any corporate opportunity if such corporate opportunity was offered or first identified to a Stockholder Designated Director solely in his or her capacity as a member of the Board.

ARTICLE IV

EFFECTIVENESS AND TERMINATION

Section 4.01 Termination. Except to the extent otherwise expressly provided herein, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect in the event that the Stockholder Parties cease to Beneficially Own any Equity Interests of the Company.

ARTICLE V

MISCELLANEOUS

Section 5.01 Notices. All notices, requests, consents and other communications hereunder to any party shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or mailed by registered or certified mail to such party at the address set forth below, or sent by e-mail transmission (or such other address or contact information as shall be specified by like notice):

(a)if to the Company, to:

Viad Corp

1850 North Central Avenue, Suite 1900 Phoenix, AZ 85004-4565

Attention: General Counsel

Email: DLinde@viad.com

with a copy which shall not constitute notice to:

Latham & Watkins LLP

330 N. Wabash Avenue, Suite 2800 Chicago, Illinois 60611

Attention: Bradley C. Faris and Jason Morelli

Emails: bradley.faris@lw.com and jason.morelli@lw.com

(b)if to the Stockholders, to:

c/o Crestview Partners IV, L.P.

590Madison Avenue, 36th Floor New York, NY 10022 Telephone: (212) 906-0700 Facsimile: (212) 906-0750

Attn:	Brian Cassidy
Ross Oliver
E-mail:	bcassidy@crestview.com
roliver@crestview.com

with a copy which shall not constitute notice to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

Attn: Neil Goldman

E-mail: ngoldman@paulweiss.com

Notices will be deemed to have been given hereunder when personally delivered or when receipt of e-mail has been acknowledged by non-automated response, one calendar day after deposit with a nationally recognized overnight courier and five calendar days after deposit in U.S. mail.

Section 5.02 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.03 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 5.04 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Investment Agreement, the Registration Rights Agreement and the Certificate of Designations) (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 5.05 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 5.07 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 5.08 Consent To Jurisdiction. With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the non-exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the "Selected Courts") and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Stockholders at their respective addresses referred to in Section 5.01 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.09 Amendments; Waivers.

(a)No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.10 Assignment

Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that any of the Stockholders may assign their rights, interests and obligations under this Agreement, in whole or in part, (a) to one or more Permitted Transferees who agrees in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned and (b) as collateral security to any lender to such Stockholder that is a bona fide financial institution; provided, further, that no such assignment shall relieve such Stockholder of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

VIAD CORP

By: /s/ Steven W. Moster

Name: Steven W. Moster

Title: President and Chief Executive Officer

[Signature Page to Stockholders Agreement]

CRESTVIEW IV VC TE HOLDINGS, LLC

By: /s/ Ross A. Oliver

Name: Ross A. Oliver

Title: General Counsel

CRESTVIEW IV VC HOLDINGS, L.P.

By: Crestview IV VC Holdings GP, LLC, its general partner

By: /s/ Ross A. Oliver

Name: Ross A. Oliver

Title: General Counsel

CRESTVIEW IV VC CI HOLDINGS, L.P.

By: Crestview IV VC CI GP, LLC, its general partner

By: /s/ Ross A. Oliver

Name: Ross A. Oliver

Title: General Counsel

[Signature Page to Stockholders Agreement]